Exhibit 10.14

Xiamen Star Fashion Culture Media Co., Ltd

The Transferor (hereinafter referred to as Party A): Zhan Jie

Business license No. or ID No.:

Address:

transferee (hereinafter referred to as Party B): Cai Jianpeng

Business license No. or ID card No.:

Address:

Xiamen Star Fashion Culture and Media Co., Ltd. is a limited company registered in accordance with the Company Law of the People’s Republic of China, with a registered capital of 30 million yuan. Party A now decides to transfer 4% of the equity of the company (subscribed registered capital of 1.2 million yuan) to Party B in accordance with the conditions stipulated in this Agreement. On the principle of voluntariness, equality, fairness and good faith, Party A and Party B reach the following agreement through consultation:

Article 1 Subject matter of transfer, transfer price and method of payment

1.  Party A agrees to transfer 4% of the equity of Xiamen Star Fashion Culture Media Co., Ltd. (subscribed registered capital of 1.2 million yuan) to Party B at a price of RMB 1.2 million, and Party B agrees to purchase the equity at this price and conditions.

2.  Party B agrees to pay the transfer fee of RMB 1.2 million to Party A in cash within 48 days from the date of signing this Agreement.

Article 2 Guarantee

1.  Party A warrants that the equity transferred to Party B is the true investment of Party A in Xiamen Star Fashion Culture Media Co., Ltd. and is

the equity legally owned by Party A. Party A has the full right to dispose of it. The equity has not been frozen or auctioned by the people's court, and there is no mortgage, pledge, guarantee or other defects that may affect the interests of the transferee. Before the completion of the above equity transfer, Party A shall not dispose of the equity by transfer, gift, mortgage, pledge or other ways that affect the interests of Party B. The Company has no existing or potential significant debts, lawsuits, claims and liabilities that the transferor has not disclosed to the transferee. Otherwise, all the responsibilities arising therefrom shall be borne by Party A.

2. After the transfer of the equity held by Party A, Party B shall enjoy the corresponding rights and obligations of shareholders in accordance with the articles of association of Xiamen Star Fashion Culture and Media Co., Ltd.

3. Party B acknowledges the articles of association of Xiamen Star Fashion Culture Media Co., Ltd. and guarantees to perform the rights and obligations of shareholders in accordance with the articles of association.

Three profit and loss sharing

After the company registers the change according to law, Party B shall become the shareholder of Xiamen Star Fashion Culture Media Co., Ltd. and share the company's profits and losses according to the articles of association.

Article 4 Cost burden of equity transfer

All expenses (including handling fees, taxes, etc.) for equity transfer shall be paid by Party B square (receive Let square) bearcarry on a shoulder pole. Article 5 Modification and termination of the agreement

Before the company handles the change registration of equity transfer, the agreement may be changed or terminated under any of the following circumstances, but both parties must sign a written change or rescinind the agreement.

1. This Agreement cannot be performed due to force majeure or external factors that cannot be prevented by the fault of one party.

2. One party loses the actual ability to perform the contract.

3. Due to the breach of one or both parties, it seriously affects the economic interests of the non-breaching party and makes the performance of the agreement unnecessary.

4. Due to the change of circumstances, both parties agree to change or terminate the agreement through negotiation. Article 6 Liability for breach of contract

This Agreement has equal legal effect on both parties. If either party fails to perform its obligations or guarantees hereunder, unless it can be exempted by law, the defaulting party shall pay 3% of the equity transfer price of the liquidated damages to the other party and the loss exceeds the amount of liquidated damages, the breaching party shall compensate for the part greater than the liquidated damages.

Article 7. Settlement of disputes

1. Disputes related to the validity, performance, breach and termination of this Agreement shall be settled by the parties through friendly negotiation.

2. If no negotiation can be reached, either party may bring a lawsuit in the people's court. Article 8 Application of law

The establishment, validity, performance, rights and obligations of this Agreement and the relevant documents based thereon shall be construed in accordance with the laws of the People's Republic of China.

Article 9 Conditions for the Effectiveness of This Agreement This Agreement shall come into force on the date of signing.

Article 10 This Agreement is made in four originals, with each party holding one copy, one copy submitted to the commercial registration authority, and Xiamen Star Fashion Culture and Media Co., Ltd. holding one copy, both of which shall have the same legal effect.

Party A (Signature or seal):
Zhan jie

Party B (signature or seal):
Jian-peng CAI

July 14,2023July 14,2023